For More Information:
Jzaneen Lalani General Counsel (201) 802-7249	Laura Perry Stern Investor Relations, Inc. (212) 362-1200

Memory Pharmaceuticals Reports Phase 2a Results for MEM 1003 in Bipolar Disorder
Company to Host Conference Call at 9:00 a.m. to Discuss Results

Montvale, NJ – March 5, 2007 — Memory Pharmaceuticals Corp. (NASDAQ: MEMY) today announced top-line data from the Phase 2a study of MEM 1003 in acute mania in bipolar disorder, which was conducted with funding support from the Stanley Medical Research Institute. An analysis of the primary and secondary outcome measures in the trial indicated that MEM 1003 did not prove effective for the treatment of bipolar mania. MEM 1003 was safe and generally well-tolerated in the study.

The multi-center, double-blind, randomized, placebo-controlled study evaluated the safety and efficacy of MEM 1003 for the treatment of acute mania in bipolar disorder. Eighty-four subjects were randomized to receive MEM 1003 or placebo for a 21-day treatment period, which was followed by an optional open-label four-week treatment period. The primary outcome measure was a comparison of the percentage of subjects in the placebo and MEM 1003 treatment groups with at least 50% improvement from baseline in the Young Mania Rating Scale (YMRS) at 21 days. The secondary outcome measures were the mean change from baseline in the YMRS, the Modified Clinical Global Impression – Bipolar Scale and the Montgomery-Åsberg Depression Rating Scale at 21 days. None of these outcome measures was achieved.

There were no serious adverse events reported in the MEM 1003 treatment group during the study, in contrast to three serious adverse events of worsening of mania reported in the placebo treatment group. The most commonly reported adverse events in the MEM 1003 treatment arm of the trial were headache, gastrointestinal effects and pruritus (or itching).

“We are obviously disappointed that MEM 1003 did not prove effective in the treatment of mania in our study,” said Stephen R. Murray, M.D., Ph.D., Vice President of Clinical Development. “However, the target symptoms and the nature of the assessments in our ongoing Phase 2a study in Alzheimer’s disease are very different from those in this mania study, and we do not believe that the negative results in this study are predictive of the effects of MEM 1003 in Alzheimer’s disease.”

“Memory Pharmaceuticals has completed a high quality study,” said Gary S. Sachs, M.D., Associate Professor in Psychiatry, Harvard Medical School and Director, Bipolar Mood Disorder Program at Massachusetts General Hospital and Principal Investigator on the Phase 2a trial of MEM 1003 in bipolar disorder. “Although the maximum dose allowed in the study proved well-tolerated, the results clearly showed no difference in efficacy endpoints at day 21 between MEM 1003 and placebo.”

“We are committed to finishing the ongoing Phase 2a study in Alzheimer’s disease and expect results in the fourth quarter of this year,” said David A. Lowe, Ph.D., Chief Scientific Officer. “We are currently completing a full analysis of the bipolar results in order to learn as much as we can from this data set.”

About MEM 1003
MEM 1003, a CNS-optimized dihydropyridine, is a neuronal L-type calcium channel modulator. MEM 1003 was found to be generally safe and well tolerated in Phase 1a and 1b clinical trials in 125 healthy volunteers in the United Kingdom and a Phase 1b safety and tolerability study in 81 Alzheimer’s patients under a U.S. Investigational New Drug Application. The Company is currently conducting a multi-center, randomized, double-blind, placebo-controlled Phase 2a study to evaluate the safety and efficacy of MEM 1003 in Alzheimer’s disease.

Conference Call and Webcast Information
Memory Pharmaceuticals will hold a conference call on Monday, March 5, 2007, at 9:00 a.m. EST to discuss the top-line data from the Phase 2a bipolar trial of MEM 1003. The conference call will also be broadcast live from the “Investors” section of the Company’s website. Memory Pharmaceuticals’ senior management will host the conference call. Investors and other interested parties may access the call as follows:

Date:	Monday, March 5, 2007
Time:	9:00 a.m. EST
Telephone (U.S.):	866.800.8651
Telephone (international):	617.614.2704
Participant Passcode:	50292952
Webcast:	http://www.memorypharma.com under the "Investors" section

An audio replay of the conference call will be available from 11:00 a.m. EST on Monday, March 5, 2007, until Monday, March 12, 2007. To access the replay, please dial 888.286.8010 (U.S.) or 617.801.6888 (international) and enter passcode number 74112194. An audio replay of the conference call will also be available under the “Investors” section of the Company’s website during the same period.

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia, depression and bipolar disorder. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; conducting preclinical and clinical trials of Memory Pharmaceuticals’ drug candidates that demonstrate these candidates’ safety and effectiveness; receiving unfavorable results from clinical trials of Memory Pharmaceuticals’ drug candidates; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationship with Bayer; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on third-party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

# # #